Exhibit 4.2

Share Subscription Agreement

This Share Subscription Agreement (hereinafter referred to as this “Agreement”) is made and entered into as of [February 27], 2017 (hereafter referred to as “ Execution Date of this Agreement) by and between:

(1)	Avalon GloboCare Corp. (hereinafter referred to as “Avalon”), a US listed company, stock code: AVCO, with the registered address at: 83 South Street, Suite 101, Freehold, NJ 07728, the U.S.;

(2)	Avalon (Shanghai) Healthcare Technology Co., Ltd. (hereinafter referred to as “Avalon Shanghai”), a wholly owned subsidiary of Avalon, duly incorporated and existing under the law of the People's Republic of China, with its domicile at: No. 90, lvke Road, Pudong New Area, Shanghai;

(3)	Beijing DOING Biomedical Technology Co., Ltd (hereinafter referred to as “DOING), a limited liability company duly incorporated and existing under the law of People’s Republic of China, with its domicile at: Room 529, 5/F, No. 11 Building, 7 North Songyu Road, Chaoyang District, Beijing and

(4)	[Daron. Liang] (hereinafter referred to the “Entrusted Party”) , Citizen of [United States], Passport Number:[506245270]

Avalon, Avalon Shanghai, DOING and the Entrusted Party are hereinafter individually referred to as a “Party”, and collectively, the “Parties”.

Whereas:

1.	Avalon intends to issue 3 million shares privately in February 2017 at a price of USD 1 per share;

2.	DOING intends to subscribe the aforesaid shares at a price of USD 3 million, and commissions the Entrusted Party to conduct the subscription (hereinafter referred to as this “Subscription”) and hold the shares on its behalf (hereinafter referred to as “Entrusted Shares”). Upon DOING’s completion of the registration of the overseas investment with the commerce commission, such entrustment shall be terminated and DOING will take over and directly hold the shares;

3.	With regard to the matters above (i) DOING entered into an Entrusted Shareholding Agreement and a Share Transfer Agreement with the Entrusted Party on the execution date of this Agreement, (ii) Avalon entered into a Subscription Agreement with the Entrusted Party on the execution date of this Agreement; (iii) The actual controller of Avalon—Lu Wenshao entered into a Warranty Agreement with DOING on the execution date of this Agreement (above agreements and this Agreement are collectively called “ Trading Documents”);

NOW THEREFORE, the Parties hereby covenant and agree as follows:

1.	Subscription

1.1	Subscription: The Parties hereby agree that DOING subscribes the 3 million shares of stocks privately issued by Avalon at a total price of USD 3 million through its Entrusted Party, which will also hold such shares in the name of DOING;

The Parties hereby agree and confirm that the actual holder of the Entrusted Shares is DOING. Upon DOING’s completion of the registration of the overseas investment with the commerce commission (as defined below), and upon its request in writing, the Entrusted Party shall forthwith transfer the Entrusted Shares to DOING. Avalon shall provide assistance in fulfilling the disclosure obligation and other procedures as required by US Securities Law.

1.2	Payment of Earnest Money: The Parties agree that DOING shall pay the Earnest Money in RMB which is equivalent to USD 3 million within five (5) business days of execution of the Subscription Agreement in the manner below:

(i)	DOING shall designate Avalon Shanghai as the receiver of the Earnest Money;

(ii)	DOING shall deposit a sum of money in RMB which is in amount equivalent to USD 3 million to the bank account designated by Avalon Shanghai (Appendix 1).

1.3	New issue of shares: Avalon commits to issue the corresponding share certificate to the Entrusted Party in accordance with the Subscription Agreement within fifteen (15) calendar days of receipt of the Earnest Money from DOING.

2.	Share transfer/termination of entrusted shareholding

2.1	Share transfer: If, within one year from the completion of this Subscription (namely, Avalon’s issuance of the share certificate to the Entrusted Party in accordance with the Subscription Agreement, the same below), DOING completes the registration of the overseas investment with Beijing Commerce Commission (hereinafter referred to as “Registration” ), the entrusted shareholding relationship between DOING and the Entrusted Party shall be terminated, and the Entrusted Party shall transfer the Entrusted Shares to DOING at a total price of USD 3 million.

On this occasion, Avalon shall provide assistance in fulfilling the information disclosure obligation and other relevant procedures required by US Securities Law, including but without limitation: Cancelling the identity of the Entrusted Party as a shareholder, withdrawing the share certificate in the possession thereof, registering DOING as a shareholder and owner of the Entrusted Shares, and issuing a new share certificate to DOING.

2.2	Payment The Parties hereby agree that the share transfer-related funds shall be paid in the following manner:

(1)	DOING, upon completion of the Registration and receipt of the Enterprise’s Overseas Investment Certificate, issue notice in writing of the same to Avalon Shanghai; Avalon Shanghai shall, within five (5) business days of receipt of such notice, transfer the Earnest Money in full to the bank account designated by DOING (Appendix 1);

(2)	DOING shall, within five (5) business days of receipt of the Earnest Money, transfer it in full to the bank account designated by the Entrusted Party (Appendix 1), as the transfer price described under the Share Transfer Agreement;

(3)	The Entrusted Party shall, upon receiving such fund, transfer it in full to the bank account designated by Avalon (Appendix 1), as the consideration for the 3 million shares privately issued by Avalon as described under the Subscription Agreement.

The Parties hereby agree and confirm that DOING, upon completion of the payment described in Paragraph 2 above, shall be deemed as to have fulfilled its payment obligation hereunder and under other related agreements; Avalon shall issue the share certificate in respect of the 3 million shares to DOING within fifteen (15) calendar days of receipt of the payment described in Paragraph 2 therefrom, whether or not it has received the subscription price from the Entrusted Party.

3.	Reinstatement

3.1	Reinstatement: If DOING fails to complete the Registration and acquire the Enterprise Overseas Investment Certificate within one year after the completion of this Subscription, Avalon Shanghai shall, after one year has elapsed since the expiration of this Subscription and upon request of DOING, transfer the lump sum of the Earnest Money and the interest on capital occupied equivalent to 20% of the Earnest Money to the bank account designated by DOING (Appendix 1). On that occasion, the Parties shall cooperate with each other in reinstating their conditions to the original state prior to the execution of this Agreement.

4.	Liability for Breach of the Agreement

Either Party’s failure of or delay in performing any obligation hereunder or to observe the commitment hereunder constitutes a breach hereof. The observant party shall have the right to hold the breaching party liable for all direct economic losses caused by the non-compliance of the breaching party.

5.	Miscellaneous

5.1	Exchange rate: The Parties hereby agree that, with respect to the RMB to the USD exchange rate hereunder or under any other trading document, the rate promulgated by China Foreign Exchange Trade System on the day of payment shall prevail. The losses caused by exchange rate movement shall be borne by the Parties on their own.

5.2	Termination: If Avalon fails to receive the Earnest Money described in Article 1.2 from DOING within seven (7) business days after this Agreement comes into force, Avalon has the right to terminate this Agreement and other related trading documents by giving written notice to other parties concerned.

5.3	Confidentiality: The Parties hereby agree to keep strict confidential contents of this Agreement and related matters, and not to disclose any of them to any third party.

5.4	Effectiveness: This Agreement shall become effective and be binding upon the Parties after being singed by the Parties. The Parties hereby agree that if there is any conflict or inconsistency between other trading documents and this Agreement, this Agreement shall prevail.

5.5	Governing Law: This Agreement shall be governed by and construed in accordance with the law of the People’s Republic of China.

5.6	Dispute resolution: All disputes arising from or in relation to the performance of this Agreement shall be settled through amicable negotiation. If negotiation fails, either party may submit the dispute to Beijing Arbitration Commission for arbitration in accordance with the arbitration rules then in effect. The place of arbitration is Beijing. The arbitral award is final and binding upon the Parties, and the Parties hereby agree to waive the right of filing a lawsuit in respect thereof.

5.7	Counterparts: This Agreement is written in Chinese. It is made out in four counterparts, each of which is held by a Party respectively and all of which are equally authentic.

In witness whereof, the Parties hereto have executed this Agreement on the date first above written.

[No text below]

[For signature only]

Avalon GloboCare Corp.

Authorized representative (signature):/s/David Jin

Avalon (Shanghai) Healthcare Technology Co., Ltd. (common seal)

Legal or authorized representative (signature):/s/Meng Li

Beijing DOING Biomedical Technology Co., Ltd (common seal)

Legal or authorized representative (signature):________________________________

Entrusted Party:[Daron. Liang]

Signature:/s/Daron Liang

Appendix 1 Details of Designated Bank Accounts

Bank account designated by Avalon
Bank Name:
Account Number:
Name Account:
SWIFT:
Routing & Transit:

Bank account designated by Avalon Shanghai
Account Number:
Name Account:
Bank Name:
Bank account designated by DOING
Name Account:
Account Number:
Bank Name:
Bank account designated by the Entrusted Party
Bank Name:
Account Number:
Name Account:
SWIFT:
Routing & Transit: